Exhibit (99a)

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES PROVIDES EARNINGS UPDATE,
ANNOUNCES OTHER DEVELOPMENTS

    •
    Fourth-Quarter Loss Expected from Continuing Operations
    •
    Jim Walter Resources to Close Mine No. 5
    •
    AIMCOR and JW Aluminum Divestitures on Track to Close in 4th Quarter
    •
    JW Aluminum Transaction Expected to Generate After-Tax Gain of Approximately $0.50 Per Share

        (Tampa, Florida) December 1, 2003—Walter Industries, Inc. (NYSE: WLT) today announced that the Company expects fourth-quarter results to reflect an operating loss from continuing operations, special charges for the early closure of one of the Company's mines and the early payoff of corporate debt, and a gain from the sale of JW Aluminum. The Company expects to report GAAP net income of $0.05 to $0.15 per diluted share in the fourth quarter.

        The fourth quarter operating loss is expected to be in the range of $0.27 to $0.33 per diluted share, and is primarily due to higher costs and continuing challenges at two of Jim Walter Resources' coal mines. Jim Walter Resources has experienced higher production costs and reduced coal output at Mine No. 5 as a result of an extensive fault. The fault runs lengthwise through the middle of the mine's longwall panel, and mining through the fault has proven to be more time-consuming than previously anticipated. Mine No. 7 has also experienced lower than expected production as equipment downtime problems have continued due to difficult geologic conditions.

        In a related matter, Jim Walter Resources announced today that it will close Mine No. 5 during the latter part of 2004, due to continuing adverse geologic conditions. This mine was originally scheduled to close in 2006, however, given the poor operating conditions, it is not economically feasible to access Mine No. 5's remaining coal reserves beyond 2004. The Company expects to incur pre-tax special charges for restructuring and additional operating costs associated with the shutdown of approximately $7.3 million in 2003, or $0.11 per diluted share, and $11.0 million in 2004.

        The Company expects to incur a non-cash charge of approximately $2.6 million, or $0.04 per diluted share, in the fourth quarter associated with the mandatory early paydown of its term debt with 50% of the estimated $250 million in net cash proceeds from the divestitures of AIMCOR and JW Aluminum. The Company remains on track to close both of these previously announced transactions in the fourth quarter. Upon closing the JW Aluminum sale, the Company expects to record an after-tax gain of approximately $21 million, or $0.50 per diluted share. Fourth-quarter results also will reflect delayed completions in the Homebuilding segment and lower than expected volume at U.S. Pipe.

        The Company will discuss its revised earnings estimate in a conference call and live Webcast to be held Tuesday, December 2nd at 8:30 a.m. Eastern time. To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

        Walter Industries, Inc. is a diversified company with revenues of approximately $1.3 billion, excluding AIMCOR and JW Aluminum. The company is a leader in homebuilding, home financing and water transmission products. Based in Tampa, Florida, the company employs approximately 5,400 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services, at (813) 871-4404 or visit its web site at www.walterind.com.

        Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results for Walter Industries ("the Company") in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the completion and timing of the divestitures of JW Aluminum and AIMCOR, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

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